Joint Venture Agreement

This Joint Venture Agreement ("Agreement"), dated this 20th day of July, 2004, is executed by and between American United Global Inc., a Delaware corporation with offices located at 11108 N.E. 106th Place, Kirkland, WA 98033 (the "Company"), and Vertex Capital Corporation, with offices located 847 2nd Avenue, New York, NY 10017 ("Vertex").

WHEREAS, the Company is publicly traded whose the ticker symbol is AUGB and is engaged in acquiring businesses in various sectors; and,

WHEREAS, Vertex is uniquely knowledgeable of companies located in the Russian Federation that import/export oil and gas hydrocarbon products and equipment for the oil and gas industries and has practical experience in the negotiating of contracts with such import/export companies;

WHEREAS, Vertex has entered into negotiations to acquire Southern Gas Company and its operating subsidiaries and divisions (collectively, "Southern Gas") located in the Rostov region of Russia;

WHEREAS,  the  Company  desires to enter  into a joint  venture  with  Vertex to acquire Southern Gas, and Vertex agrees to pursue such acquisition in partnership with AUGI, all upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement, the parties hereby agree as follows:

1. Formation of Joint Venture Company. The Company and Vertex hereby agree to form and capitalize a limited liability company under the laws of the State of Delaware to be known as "Southern Gas Holdings LLC" (the "Buyer"). The Buyer shall be formed solely for the purpose of acquiring the equity or assets of Southern Gas. The members interest of the Buyer shall be owned as follows:

     o The Company shall own 78.6% of the membership interests and equity of the Buyer; and

     o Vertex shall own 21.4% of the membership interests and equity of the Buyer.

2. Management of the Buyer; Duties of the Members. Prior to the acquisition of Southern Gas, the business and affairs of the Buyer shall be managed jointly by representatives of the Company and of Vertex.

     (a) Vertex shall be primarily responsible to (i) obtain introductions to the principal equity owners of Southern Gas, (ii) deal with governmental authorities in the Russian Republic, (iii) facilitate and implement consummation of the acquisition of Southern Gas through the auspices of the Russian Federation and the Commonwealth of Independent States, (iv) assist the Buyer in negotiating terms and conditions with regards to a purchase and sale agreement in respect of the potential acquisition to benefit the Buyer and the Company ("Purchase
          Contract"), (v) direct the Buyer and the Company as to customs and procedures relating to certain foreign operations, procedures, compliance, and conducting business in the Russian Federation and Commonwealth of Independent States.

     (b) In addition to the foregoing, Vertex shall be responsible for the initial travel, entertainment, legal, due diligence and other expenses up to $100,000 in the aggregate ("Acquisition Expenses"), to be incurred by the Buyer in the pursuit of the proposed acquisition of Southern Gas. AUGI shall be responsible for all such Acquisition
          Expenses in excess of $100,000 in the aggregate. All Acquisition Expenses amounting to more than One Thousand Dollars ($1,000.00) shall be approved by both the Company and Vertex before they are incurred..

     (c) In addition to the Acquisition Expenses in excess of $100,000, the Company shall be responsible to (i) provide a substantially liability free publicly traded United States company; (ii) establish an active trading market for the Company common stock on the over-the-counter pink sheets, (iii) comply with all securities laws, rules and regulations in the United States, including all requisite filings and governmental approvals, (iv) apply for listing of the Company's common stock, following the Southern Gas acquisition, on a national securities exchange, and (v) arrange for between $10.0 million and $25.0 million of debt and/or equity financing for ongoing working and expansion capital for the Southern Gas subsidiary of the Company following the acquisition.

3. Company Satisfaction with Southern Gas Transaction. The final terms and conditions of any Purchase Contract or related transaction with Southern Gas shall be subject to (a) the approval of both the Company and Vertex, and (b) a satisfactory due diligence review by the Company.

4. Put and Call Options. On the successful consummation of the Southern Gas acquisition, the Company shall have the right and option, exercisable at any time during the period commencing with the execution of the Purchase Agreement and on or before the Closing Date of the acquisition of Southern Gas (the "Option Period") to require Vertex to exchange all, and not less than all, of its members interests in the Buyer for 3,500,000 shares of the common stock of AUGI (the "Vertex Stock"). Such option (the "Call Option") shall be deemed effective within three business days after receipt by Vertex of written notice of exercise from the Company. Conversely, on or before the successful consummation of the Southern Gas acquisition, Vertex shall have the right and option, exercisable at any time during the Option Period, to require the Company to issue to Vertex the shares of Vertex Stock (represented by 3,500,000 shares of the common stock of AUGI). Such option (the "Put Option") shall be deemed effective within three business days after receipt by the Company of written notice of exercise from Vertex.

5. Term. This Agreement shall become effective as of the date set forth above on this Agreement and shall continue for a period of one (1) year (the "Term"). Notwithstanding the foregoing, in the event that negotiations for the acquisition of Southern Gas shall terminate, either the Company or Vertex have the right to terminate this Agreement upon 30 days' written notice, which written notice shall be effective upon mailing by first class mail, FedEx or other such delivery services at the respective addresses provided by the parties in this Agreement.

6. Registration Provisions, Piggyback Registration. If the Put Option or the Call Option described in Section 4 above shall be exercised, and thereafter the Company proposes to register any common stock under the Securities Act of 1933, as amended, for sale to the public for cash, whether for its own account or for the account of other security holders, or both, on each such occasion the Company will give written notice to Vertex, no less than fifteen (15) business days prior to the anticipated filing date, of its intention to do so. Upon the written request of Vertex, received by the Company no later than the tenth (10th) business day after receipt by Vertex of the notice sent by the Company, to register, on the terms and conditions as the securities otherwise being sold pursuant to such registration, any of its Vertex Stock (which request shall state the intended method of disposition thereof), the Company will cause the Vertex Stock as to which registration shall have been so requested to be included in the securities to be covered by the Registration Statement proposed to be filed by the Company, on the same terms and conditions as any similar securities included therein, all to the extent requisite to permit the sale or other disposition by Vertex (in accordance with its written request); provided, however, that the Company may, at any time prior to the effectiveness of any such Registration Statement, in its sole discretion, abandon the proposed offering in which Vertex had requested to participate.

7. Confidentiality. Vertex agrees that all information concerning the Company which it obtains as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by Vertex except for the direct benefit of the Company and such confidential information shall not be disclosed by Vertex to any third party without the prior written approval of the Company, provided, however, that Vertex shall not be obligated to treat as confidential any information that (a) was publicly known at the time of disclosure to Vertex, (b) becomes publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to the Company by Vertex, or (c) is lawfully disclosed to Vertex by a third party.

8. Relationship of Parties. For the purpose of this Agreement, the Company hereby acknowledges that Vertex is not an employee, consultant, or agent of the Company. Accordingly, Vertex shall take no action, which binds, or purports to bind, the Company to any contract or agreement relating to the proposed transaction contemplated by this Agreement.

9.   Miscellaneous.

     (a) This Agreement contains the entire agreement between the parties and may not be waived, amended, modified or supplemented except by agreement in writing signed by the party against whom the enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any right provided by this Agreement shall not be deemed a waiver of any further or future rights.

     (b) This Agreement shall be construed under the laws of the State of Delaware.

     (c) Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the then prevailing rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law shall be available to the parties to this Agreement from the arbitrator pending arbitration. The cost and expenses of such arbitration shall be borne in accordance with the determination of the arbitrator and may include reasonably attorney's fees. Each party hereby further agrees that service of process may be made upon it by registered or certified mail, express delivery or personal service at the address provided for herein. The site of any such arbitration shall be New York, New York.


     (d) Vertex understands and acknowledges that the Vertex Stock of the Company that may be acquired by it upon exercise of the Call Option or the Put Option are being acquired for investment purposes and not for distribution and will be a suitable investment for Vertex, taking into consideration the restrictions on transferability affecting the common stock.

     (e) The Company will undertake to comply with the various states' securities law with respect to the registration of the shares referred to herein. Company undertakes to make available for review and comment on a timely basis and prior to submission to any regulatory agency copies of any registration statements.

     (f) This Agreement shall be binding upon the parties, their successors and assigns, provided, however, that Vertex shall not permit any other person or entity to assume the obligations hereunder without the prior written approval of the Company.

     (g) If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were excluded and shall be enforceable in accordance with its terms.



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


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

VERTEX CAPITAL CORPORATION                      AMERICAN UNITED GLOBAL, INC.


By:___________________________              By:_____________________________
         Michael Vax, President                      Robert M. Rubin, President